Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS

JANUARY SALES RESULTS

Minneapolis, MN, February 3, 2005 – Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the five-week period ended January 29, 2005 increased 39% to $35.8 million from $25.8 million last year, while January same-store sales increased 19%.  Same-store sales for the combined December and January period increased 1%.

For the eleven months ended January 29, 2005, total sales rose 12% to $410.5 million from $367.5 million in the prior year period, while same-store sales declined 3%.  As of January 29, 2005, the Company operated 642 stores compared to 534 stores as of January 31, 2004.

Bill Prange, Chairman and Chief Executive Officer, commented, “As we previously indicated, a calendar shift had a positive impact on January same-store sales.  Last year December 26th and 27th were included in the Company’s fiscal December, whereas this year those two days were included in the Company’s fiscal January.  We estimate the positive impact of this shift on January same-store sales results was 7 to 8 percentage points.  During January, sales were also driven by a higher level of markdowns compared to last year.”

Mr. Prange concluded, “We anticipate that markdowns will remain above last year levels through the President’s Day holiday.  Following President’s Day we will complete our spring floor set.  By prominently displaying our new spring merchandise in the front of our stores, we expect to increase our level of full price sales.  Year end inventories are expected to be in line with our plan and comprised of current seasonal merchandise.  However, primarily as a result of below plan December sales and a higher level of markdowns in January and February, we anticipate fourth quarter diluted earnings per share will range from $0.10 to $0.12 versus $0.22 last year.”

The Company plans to report fiscal 2005 fourth quarter and full year results after the market closes on Wednesday April 6, 2005.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 642 women’s specialty stores in 44 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 467 Christopher & Banks stores, 155 C.J. Banks stores and 20 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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